Exhibit 4.3

AMENDMENT NO. 1 TO CERTIFICATE OF DESIGNATIONS

OF SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

(Par Value $0.01 Per Share)

OF

WILLIS LEASE FINANCE CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

We, Charles F. Willis, IV, as Chief Executive Officer, and Thomas C. Nord, Esq., as Corporate Secretary of Willis Lease Finance Corporation, a company organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

1.            That pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, as amended, the Board of Directors, on July 16, 2008, adopted the following resolution (the “Board Resolution”) reducing the number of authorized shares of Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Shares”) to 3,475,000:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Section 151(g) of the Delaware General Corporation Law, the Board of Directors of the Company hereby decreases the number of authorized Series A Preferred Shares to 3,475,000.

2.            3,475,000 Series A Preferred Shares have been issued since the Series A Preferred Shares were established on September 27, 2005, as set forth in the Company’s Certificate of Designations, dated and filed with the Delaware Secretary of State on January 30, 2006 (the “Original Certificate of Designations”).

3.            Pursuant to the Board Resolution, the Series A Preferred Shares and the Original Certificate of Designations is hereby amended as follows:

a.            Section 2 of the Original Certificate of Designations is hereby amended to replace “3,680,000” with “3,475,000”.

[signatures on following page]

IN WITNESS WHEREOF, Willis Lease Finance Corporation has authorized and caused this Certificate to be executed by its Chief Executive Officer and attested to by its Secretary, as of September 30, 2008.

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Charles F. Willis, IV
Charles F. Willis, IV
Chief Executive Officer

Attest:

By:	/s/ Thomas C. Nord
Thomas C. Nord
Secretary